EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Sirna Therapeutics, Inc. (formerly Ribozyme Pharmaceuticals, Inc.), 401(k) Salary Reduction Plan and Trust, the 2001 Stock Option Plan, and the Employee Stock Purchase Plan of our report dated February 21, 2003, except for Note 13, as to which the date is March 7, 2003, with respect to the financial statements of Ribozyme Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Denver, Colorado

April 30, 2003